Exhibit 99.1

May 4, 2020

A Message from Michael O’Sullivan, Chief Executive Officer, Burlington Stores

As we have stated from the beginning of the COVID-19 pandemic, protecting the health and safety of our customers, associates, and the communities that we serve is our top priority.  Accordingly, we moved quickly to close our stores, distribution centers, and corporate offices in March.  Now, as various states across the country begin to authorize the re-opening of businesses, we continue to keep health and safety as a top priority as we take steps to re-open our stores.

We recognize that our customers and associates need to be safe and comfortable when they work and shop for great values in our stores. Therefore, as states begin to lift their restrictions, we are taking very important steps to ensure everyone’s safety and well-being. We plan to implement social distancing practices in stores as they re-open, including:

•	Signage to remind customers and associates to practice social distancing and remain at least six feet apart
•	One way entrances and exits at the front of the store and in the department aisles
•	Wider check-out lanes, with social distancing markers on the floor, and
•	Increased space at each register between customers and associates

In addition, we will take proactive steps to routinely clean and disinfect all areas of the store, including frequently cleaning high-touch areas, providing sanitization materials throughout the store, making shopping cart wipes available, and having deep cleaning response plans in place. Associates will be screened before returning to work, wear face coverings while in the store, and be provided gloves.  We will of course also comply with local ordinances and all applicable regulations regarding the operation of our stores.

Knowing that the Coronavirus pandemic has been a challenge for us all, we are approaching the re-opening process very carefully. We want to re-open stores methodically and thoughtfully, prioritizing the health and safety of our associates and customers.  And we will take this same approach when we re-open our corporate facilities and distribution centers in the coming months.

We expect our stores to open in phases as local government guidelines allow, with the first wave of stores to re-open on or about May 11, 2020.  This will be followed by additional phased groups of store re-openings during the coming weeks and months.

As stores begin to re-open, our website, Burlington.com, will provide the latest information on the safety measures we are taking as well as store status. We look forward to welcoming our associates and customers so that we can get back to providing them with great values on brand name merchandise. Stay safe, stay healthy, and we’ll see you soon.

Sincerely,

Michael O’Sullivan, Chief Executive Officer

This letter contains forward-looking statements, including relating to future actions and results, which are subject to risks and uncertainties. Refer to page 1 of our Fiscal 2019 Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission for additional information.